Exhibit 10.46

EXECUTION VERSION

Kohlberg Kravis Roberts & Co. L.P.

DLJ Merchant Banking III, Inc.

July 29, 2004

Rockwood Holdings, Inc.

100 Overlook Center

Princeton, NJ 08540

Dear Sirs:

Reference is made to the letter agreement (the “Original Agreement”) dated November 20, 2000 between K-L Holdings, Inc. (now known as Rockwood Holdings, Inc. (the “Company”))  and Kohlberg Kravis Roberts & Co. L.P. (“KKR”) relating to the Company’s engagement of KKR to provide certain services to the Company and its subsidiaries (collectively, the “Rockwood Group”).

KKR and DLJ Merchant Banking III, Inc. (“DLJ” and, together with KKR, the “Sponsors” and each a “Sponsor”) have expertise in providing management, business strategy, consulting and financial services and have provided such services to the Rockwood Group in connection with the acquisition of certain subsidiaries of mg technologies, AG (the “Acquisition”).

The Company and KKR desire to terminate the Original Agreement and the Company desires to retain the Sponsors to provide services to the Rockwood Group as follows:

1.             The Company has retained the Sponsors and the Sponsors hereby agree to accept such retention, to provide to the Rockwood Group, when and if called upon, certain management, business strategy, consulting and financial services of the type customarily performed by the Sponsors.  The Company agrees to pay the Sponsors an aggregate annual fee of $2,000,000, which amount shall be increased by 5% on January 1 of each calendar year, in exchange for our services (the “Management Fee”), such fee being payable in quarterly installments in arrears at the end of each calendar quarter, commencing on July 31, 2004 (the fee for the period from July 31, 2004 until September 30, 2004 being pro rated based on the number of days elapsed from July 31, 2004 through September 30, 2004).  From time to time after the date hereof, the Sponsors may notify the Company in writing of a different amount of such Management Fee for any particular year or for subsequent years, and, in such event, from and after such notification, such fee shall be the Management Fee.  The Management Fee shall be paid to each Sponsor pro rata based such Sponsor’s Percentage Interest in the Rockwood Group on the last day of the quarterly period with respect to which such Management Fee is owed.  For purposes of the preceding sentence, “Percentage Interest” means, with respect to a Sponsor, the aggregate value of the shares of common stock (based on the aggregate purchase price paid for such shares) and the shares of preferred stock (based on the aggregate purchase price paid for such shares plus the accumulated dividends thereon as of the date of this Agreement) owned by the Stockholder Group (as defined in the Stockholders Agreement dated as of July 29, 2004 among the Company and the stockholders of the Company named therein) related to such Sponsor (excluding shares acquired following the closing of the Acquisition) relative to the aggregate value of the shares of common stock and preferred stock (in each case, calculated as described above) held by both Stockholder Groups.

The Company also agrees to pay (or cause one of its subsidiaries to pay) the Sponsors a transaction fee in an aggregate amount equal to $30,000,000  (the “Transaction Fee”), payable as soon as practicable after the closing of the Acquisition, in connection with the Acquisition.  The Company shall pay (or cause one of its subsidiaries to pay) 70% of the Transaction Fee to KKR and 30% of the Transaction Fee to DLJ.

In addition, on the date hereof or as soon as practicable hereafter, the Company shall pay (or cause one of its subsidiaries to pay) KKR any fees accrued or unpaid under the Original Agreement through July 31, 2004 (including a pro rata portion of the management fee thereunder through the date hereof).

2.             Each Sponsor may also invoice the Company for additional fees in connection with acquisition, or certain other transactions or in the event that such Sponsor or any of its affiliates, performs services for the Rockwood Group above and beyond those called for by this agreement.

3.             In addition to any fees that may be payable to the Sponsors under this agreement, the Company also agrees to reimburse the Sponsors and their respective affiliates, from time to time upon request, for all reasonable out-of-pocket expenses incurred, including unreimbursed expenses incurred to the date hereof, in connection with this retention, including travel expenses and expenses of their respective counsel.

4.             The Company agrees to indemnify and hold each Sponsor and its respective partners, executives, officers, directors, employees, agents and controlling persons and the affiliates of each of the foregoing (each such person, an “Indemnified Party”) harmless from and against any and all losses, claims, damages and liabilities (including, without limitation, losses, claims, damages and liabilities arising from or in connection with legal actions brought by or on behalf of the holders or future holders of the outstanding securities of any member of the Rockwood Group or creditors or future creditors of any member of the Rockwood Group), joint, several or otherwise, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, related to or arising out of any activity contemplated by this agreement or the retention of such Sponsor pursuant to, and such Sponsor’s or its affiliate’s performance of the services contemplated by, this agreement and will reimburse each Indemnified Party for all expenses (including counsel fees and disbursements) upon request as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by any member of the Rockwood Group; provided, however, that the Company will not be liable to a Sponsor under the foregoing indemnification provision (and amounts previously paid that are determined not required to be paid by the Company pursuant to the terms of this paragraph shall be repaid promptly) to the extent that any loss, claim, damage, liability or expense is found in a final, non-appealable judgment by a court to have resulted from the willful misconduct, bad faith or gross negligence of such Sponsor.  The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to any member of the Rockwood Group related to or arising out of the retention of the Sponsors pursuant to, or the performance by affiliates of the Sponsors of the services contemplated by, this agreement, except to the extent that any loss, claim, damage, liability or expense is found in a final, non-appealable judgment by a court to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Party.  The Company also agrees to indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, damages and liabilities incurred by such Indemnified Party arising out of, resulting from, or relating to any litigation to which any Indemnified Party is made a party in its capacity as a stockholder or owner of securities of the Company or in connection with such Indemnified Party’s purchase of shares of common stock or its status as a stockholder of the Company; provided that the Company will not be liable to any Indemnified Party under the foregoing indemnification provision to the extent that any such loss, claim, damage or liability is found in a final, non-appealable judgment by a court to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Party.

The Company also agrees that no member of the Rockwood Group will settle, compromise or consent to the entry of any judgment in any pending or threatened claim,

action or proceeding to which an Indemnified Party is an actual or potential party and in respect of which indemnification could be sought under the indemnification provision in the immediately preceding paragraph, without the prior written consent of such Indemnified Party, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action or proceeding.

Promptly after receipt by an Indemnified Party of notice of any suit, action, proceeding or investigation with respect to which an Indemnified Party may be entitled to indemnification hereunder, such Indemnified Party will notify the Company in writing of the assertion of such claim or the commencement of such suit, action, proceeding or investigation, but the failure so to notify the Company shall not relieve the Company from any liability which it may have hereunder, except to the extent that such failure has materially prejudiced the Company.  If the Company so elects within a reasonable time after receipt of such notice, then the Company may participate at its own expense in the defense of such suit, action, proceeding or investigation.  Each Indemnified Party may employ separate counsel to represent it or defend it in any such suit, action, proceeding or investigation in which it may become involved or is named as a defendant and, in such event, the reasonable fees and expense of such counsel shall be borne by the Company; provided, however, that the Company will not be required in connection with any such suit, action, proceeding or investigation, or separate but substantially similar actions arising out of the same general allegations or circumstances, to pay the fees and disbursements of more than one separate counsel (other than local counsel) for all KKR-related Indemnified Parties and one separate counsel (other than local counsel) for all DLJ-related Indemnified Parties.  Whether or not the Company participates in the defense of any claim, both the Company and the Indemnified Party shall cooperate in the defense thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

If the indemnification provided for hereunder is finally judicially determined by a court of competent jurisdiction to be unavailable to an Indemnified Party, or insufficient to hold any Indemnified Party harmless, in respect of any losses, claims, damages or liabilities (other than any losses, claims, damages or liabilities found in a final judgment by a court to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Party), then the Company, on the one hand, in lieu of indemnifying such Indemnified Party, and KKR (in the case of a KKR-related Indemnified Party) or DLJ (in the case of a DLJ-related Indemnified Party), on the other hand, will contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received, or sought to be received, by the Rockwood Group, on the one hand, and KKR or DLJ, as the case may be, solely in its respective capacity as advisor under this agreement, on the other hand, in connection with the transactions to which such indemnification, contribution or reimbursement is sought, or (ii) if (but only if) the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Rockwood Group, on the one hand, and KKR or DLJ, as the case may be, on the other hand, as well as any other relevant equitable considerations; provided, however, that in no event shall a Sponsor’s aggregate contribution hereunder exceed the amount of fees actually received by such Sponsor in respect of the advice, opinion or transaction at issue pursuant to this agreement.  The amount paid or payable by a party as a result of the losses, claims, damages and liabilities referred to above will be deemed to include any legal or other fees or expenses reasonably incurred in defending any action or claim.  The Company and each Sponsor agree that it would not be just and equitable if contribution pursuant to this paragraph were determined by pro rata allocation or by any other method which does not take into account the equitable considerations referred to in this paragraph.  The indemnity, contribution and expenses reimbursement obligations the Company has under this paragraph shall be in addition to any liability the Rockwood Group may have, and notwithstanding any other provision of this letter, shall survive the termination of this agreement.

5.             Any advice or opinions provided by a Sponsor may not be disclosed or referred to publicly or to any third party (other than the Rockwood Group’s legal, tax, financial or other advisors), except in accordance with the prior written consent of such Sponsor and any advice or opinions provided jointly by the Sponsors may not be disclosed or referred to publicly or to any third party (other than the Rockwood Group’s legal, tax, financial or other advisors), except in accordance with the prior written consent of both Sponsors.

6.             Each Sponsor shall act as an independent contractor, with duties solely to the Rockwood Group.  The provisions hereof shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.  Nothing in this agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, and, to the extent expressly set forth herein, the Indemnified Parties, any rights or remedies under or by reason of this agreement.  Without limiting the generality of the foregoing, the parties acknowledge that nothing in this agreement, expressed or implied, is intended to confer on any present or future holders of any securities of the Company or its subsidiaries or affiliates, or any present or future creditor of the Company or its subsidiaries or affiliates, any rights or remedies under or by reason of this agreement or any performance hereunder.

7.             This agreement shall be governed by and construed in accordance with the law of the State of New York.

8.             The terms of this agreement are effective as of the closing of the Acquisition.  This agreement shall continue in effect from year to year unless amended or terminated by the mutual consent of the parties hereto.

9.             Each party hereto represents and warrants that the execution and delivery of this agreement by such party has been duly authorized by all necessary action of such party.

10.           If any term or provision of this agreement or the application thereof shall, in any jurisdiction and to any extent, be invalid and unenforceable, such term or provision shall be ineffective, as to such jurisdiction, solely to the extent of such invalidity or unenforceability without rendering invalid or unenforceable any remaining terms or provisions hereof or affecting the validity or enforceability of such term or provision in any other jurisdiction.  To the extent permitted by applicable law, the parties hereto waive any provision of law that renders any term or provision of this agreement invalid or unenforceable in any respect.

11.           Each of the Company and each Sponsor waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of this agreement.

12.           It is expressly understood that the foregoing paragraphs 3 through 11, this paragraph 12 and paragraphs 13 and 14 in their entirety survive any termination of this agreement.

13.           This letter agreement may be executed by one or more parties hereto on any number of separate counterparts (including by facsimile), and all of said counterparts taken together will be deemed to constitute one and the same agreement.

14.           Effective as of the closing of the Acquisition, the Company and KKR hereby terminate the Original Agreement (other than paragraphs 3 through 12 thereof which, by the terms of the Original Agreement, survive any termination).

[Agreement continued on next page.]

If the foregoing sets forth the understanding among us, please so indicate on the enclosed signed copy of this letter in the space provided therefor and returning it to us, whereupon this letter shall constitute a binding agreement among us.

Very truly yours,

KOHLBERG KRAVIS ROBERTS & CO. L.P.

		By:	/s/ Perry Golkin
Title:

DLJ MERCHANT BANKING III, INC.

		By:	/s/ Michael S. Isikow
Title: Principal

AGREED TO AND ACCEPTED

ROCKWOOD HOLDINGS, INC.

By:	/s/ Michael W. Valente
Title: Vice President and Assistant Secretary